Exhibit 10.36
DEBU BHATTACHARYA
VICE-CHAIRMAN
April 11, 2009                                                                                                                   &nbs p;      Personal & Confidential
Mr. Philip Martens
747 Country Club Road
Ann Arbor Michigan 48105
Dear Mr. Martens,
I am pleased to offer you an assignment in the Novelis corporate headquarters, as President & Chief Operating Officer. This position will initially be based in Atlanta, Georgia but can be relocated to any other location based on business needs. You report to Mr. Debu Bhattacharya, MD Hindalco Industries Ltd. and Vice Chairman of Novelis Inc. The initial terms and conditions applicable to your appointment to this position are as follows:
1.	Position Title

President & Chief Operating Officer with Novelis Inc.

2.	Starting Date

The effective date of this position will be April 16, 2009 or an earlier date mutually agreeable between us.

3.	Base Salary

The position of President & Chief Operating Officer will have an initial base salary of $700,000 annually. Currently Novelis has two pay periods per month. Your next salary review will be in July 2010.

4.	Annual Incentive Plan

In addition to base salary, this position also includes participation in Novelis’ annual incentive plan. The target payout for your position will be 90% of your base salary annually i.e. $630,000. The performance measures for this plan are based on Novelis business performance objectives. The performance measures, as of today, are EBITDA, free cash flow and EHS. Depending on the level of the results, the actual bonus for the year pro-rated for service could be as high as two times target or as low as zero. However, for the first year ending March 2010, 50% of the target amount is guaranteed.
Aditya Birla Novelis
Aditya Birla Centre, S.K.Ahire Marg, Worli, Bombay — 400 030
Telephone: +91 22 66525499 Fax: +91 22 66525802

Please note that you are eligible for AIP, only after completing a full performance year. For details of the AIP Plan, please refer to the relevant employee communication document issued by Novelis.

5.	Long Term Incentive Plan (LTIP)

You will be eligible to participate in the Novelis LTIP. The target opportunity for your level is $2,000,000 annualized. We anticipate making a LTIP grant for FY 2010 in the form of stock appreciation rights (SARs) based on Hindalco common shares. It is also anticipated that the SARs will vest over a period of four years at the rate of 25% per year, subject to meeting performance requirements linked to Operating EBITDA results.

The cash payout per SAR, shall be limited to 2.5 times the target opportunity per SAR if exercised within one year of vesting or 3 times the target opportunity per SAR if exercised after first year of vesting.

6.	Benefits

Novelis provides a wide range of benefits which are described in the attached Novelis Benefits Overview as well as an annual company paid executive physical examination. Benefits include:
t	Savings and Retirement

t	Life insurance.

t	Medical and prescription drug plan for you and your eligible dependents.

t	Dental coverage for you and your eligible dependents.

t	Short-Term Disability.

t	Long-Term Disability.

t	Business Travel and Accident Insurance.

t	Flex Perks — You will receive an annual stipend of $11,500, minus required deductions, paid to you over 12 months. This amount is intended for your personal use for club memberships, tax preparation services, professional financial services, or as you may choose. The company does not otherwise pay club dues and/or other services.
7.	Relocation

The company will pay for the following for your relocation to Atlanta, Georgia:
(a)	Miscellaneous relocation allowance in the net amount of $60,000.

(b)	For the first four months up to $3000 per month towards single accommodation or family accommodation of up to $5000 per month.

(c)	Return trips (for you or your spouse) in economy class twice per month during the first four months.

(d)	Closing costs associated with sale of home — 50% of costs including realtors’ cost/loss on sale will be reimbursed at actuals up to a maximum of $50,000.

(e)	Relocation of household goods to the Atlanta area will be reimbursed at actuals up to two containers by land/sea.

(f)	Federal and state income tax preparation for the year of your move.
8.	Vacation Entitlement

You will be entitled to 20 days of vacation for the calendar year 2009. Thereafter, your vacation entitlement will be governed by Novelis’ vacation policy but will be no less than 25 days annually. You will also be entitled to the paid holidays in Novelis’ 2009 published holiday schedule for the Atlanta office which includes nine (9) scheduled holidays and two (2) personal days.

9.	Company Vehicle

You will be eligible to participate in the company leased vehicle program. The company will pay the lease cost for a vehicle of your choosing to a maximum of $37,000 capitalized cost. Fuel, maintenance, registration and insurance expenses are paid by the company. In accordance with IRS regulations, use of a company provided vehicle for personal use is a taxable benefit to you. Alternatively, you may elect to receive an additional $1,000 a month gross pay should you decide not to have a company vehicle.

10.	Change in Control

Novelis will provide you with a separate Agreement that provides protection in the event of a Change in Control.

11.	Severance and Other Termination Benefits

You shall be entitled to severance and other benefits if the Company terminates your employment other than for Cause or you terminate your employment for Good Reason defined as follows:
“Cause” means only (i) your conviction of any crime (whether or not involving the Company) constituting a felony in the applicable jurisdiction; (ii) willful and material violation of the Company’s policies, including, but not limited to, those relating to sexual harassment and confidential information; (iii) willful misconduct in the performance of your duties for the Company; or (iv) willful failure or refusal to perform your material duties and responsibilities which is not remedied within ten (10) days after written demand from the board of directors to remedy such failure or refusal.

“Good Reason” means any of the following if it shall occur without your express written consent: (i) a material reduction in your position, duties, reporting relationships, responsibilities, authority, or status with the Company; (ii) a reduction in your base salary and target short term and long term incentive opportunities in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; or (iii) any failure of the Company to comply with its obligations under this Agreement, in each case which is not remedied within ten (10) days after written demand by you to remedy such reduction or failure.
Your right to receive severance and benefits shall be subject to the terms and conditions of the Company’s release from and waiver by you of claims, non-compete agreement and non-solicitation agreement for executive employees. No payments or benefits shall be paid unless you execute such release and waiver of claims, non-compete agreement and non-solicitation agreement. The release shall not release your right to receive indemnification and defense from the Company for any claims arising out of the performance of your duties on behalf of the Company. Termination of employment due to Cause, Death, Disability or Retirement at any time shall not give rise to any rights to compensation.
(a) Severance Pay. The Company shall pay a lump sum cash amount equal to: [A x (B + C)] - D, where
“A” equals a multiplier of 2.0;
“B” equals your annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the rate in effect as of the date of such termination of employment;
“C” equals your target short term incentive opportunity for the calendar year in which the termination occurs; and
“D” equals the amount of severance payments, if any, paid or payable to you by the Company other than pursuant to this Agreement; it being expressly understood that the purpose of this deduction is to avoid any duplication of payments to you.
(b) Other Benefits.
(i) If you are not eligible for retiree medical benefits and are covered under the Company’s group health plan at the time of your termination of employment, the Company shall pay an additional lump sum cash amount for the purpose of assisting you with the cost of post-employment medical continuation coverage equal to: (C x M) / (1 — T), where
“C” equals the full monthly COBRA premium charged for coverage under the Company’s group medical plan at your then current level of coverage;

“M” equals twelve (12) months; and
“T” equals an assumed tax rate of 40%.
(ii) To the extent available, you shall be entitled to continue coverage under the Company’s group life plan for a period of twelve (12) months at your pre-termination level of coverage.
(iii) You shall be entitled to twelve (12) months of additional credit for benefit accrual and contribution allocation purposes including credit for age, service and earnings prorated over twelve (12) months under the Company’s tax-qualified and non-qualified pension, savings or other retirement plans; provided that if applicable provisions of the Code prevent payment in respect of such credit under the Company’s tax-qualified plans, such payments shall be made under the Company’s non-qualified plans.
(iv) To the extent you are not already fully vested under the Company’s tax-qualified and non-qualified retirement pension, savings and other retirement plans, you shall become 100% vested under such plans; provided that if applicable provisions of the Code prevent accelerated vesting under the Company’s tax-qualified plans, an equivalent benefit shall be payable under the Company’s non-qualified plans.
Notwithstanding the foregoing provisions of this paragraph 11 or any other provision in this Agreement, if you are a “specified employee” within the meaning of Code Section 409A, then all payments under this Agreement shall be delayed for a period of six (6) months to the extent required by Section 409A.
Should you decide to voluntarily separate from the company you will have to give the company a 3 month notice and will not be entitled to any of the payments in this paragraph 11.
12. Code Section 409A
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance, as long as such changes do not reduce the overall compensation.

13.	Non-Competition

13.1	Competing Entities: In this Agreement, “Competing Entities” includes any entity whose major business operations consist of manufacturing or recycling of aluminum, alumina, or downstream rolled aluminum products.

13.2	Competitive Activities: You covenant and agree that, while employed with the Company and for 24 months thereafter, you shall not, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, director, shareholder, lender or otherwise:
(a)	be engaged actively in or by any Competing Entities in order to provide products or services similar to the products and services provided by the Company;

(b)	have any financial or other interest including, without limitation, an interest by way of royalty or other compensation arrangements, in or in respect of any Competing Entities, excluding the ownership of not more than 5% of the issued shares of any such Competing Entities, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market; or

(c)	advise, lend money to or guarantee the debts or obligations of any Competing Entities.
14.	Non-Solicitation

14.1	Customers and Suppliers: You covenant and agree that, while employed with the Company and for 24 months thereafter, you will not, in any manner, directly or indirectly, by any means, in any capacity, in order to direct away from the Company, approach, solicit, or contact any customers or suppliers of the Company who have actively done business with the Company in the preceding 24 months, or any prospective customer or supplier that the Company approached, solicited or contacted in the preceding 24 months, or attempt to do any of the foregoing, in order to offer or obtain services or products that compete with the business of the Company (or any material part thereof) as conducted at the time of the cessation of the your employment or during the twelve-month period prior to such date or contemplated to be carried on in its most recent annual business plan.

14.2	Employees: You covenant and agree that, while employed with the Company and for 24 months thereafter, you will not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any management or higher employee, contractor or advisor of the Company, or assist or encourage any management or higher employee, contractor or advisor of the Company, to accept employment or engagement elsewhere that competes with the business of the Company (or any material part thereof) as conducted at the time of the cessation of your employment or any other business conducted by the Company during the twelve-month period prior to such date or contemplated to be carried on in its most recent annual business plan.
15.	Governing Law
This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Georgia.
16.	This offer is conditional upon all of the following:
(a)	Your passing a pre-placement drug screen test to ensure your suitability for the required tasks. Information about the drug screen test is enclosed.

(b)	Completion of an Employment Application. Please complete and return the enclosed Employment Application with your signed copy of this offer letter. The employment application is for internal data collection purposes only.

(c)	In order for the Company to comply with the Immigration Reform and Control Act of 1986, you must provide documentation of your identity and legal eligibility for employment by Novelis in the United States. You must bring this documentation with you on your first day of employment.

(d)	This offer/future employment is further contingent upon your maintaining your Employment Authorization in the United States with the Immigration and Naturalization Service. You will be required to annually show proof of renewal of the Employment Authorization.
17.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)	You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer after your termination of employment, or otherwise.

(b)	The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan or arrangement providing retirement benefits or health, life, disability or similar welfare benefits.

18.	Successor to the Company.
The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

Any failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall entitle you to terminate your employment for Good Reason.
19.	Indemnification.
The Company will provide full indemnification to the maximum extent permitted under the Company’s by-laws and applicable law. The Company shall maintain directors and officers liability insurance coverage in an amount reasonably anticipated to satisfy such indemnification during your employment and at all times thereafter for the duration of any period of limitations during which any action may be brought against you.
20.	General.

20.1	All the information in this letter, including eligibility for participation in compensation and benefit plans, is subject to the terms of the applicable plan documents and policies, which are subject to change during the normal course of Novelis business, but shall not result in an overall reduction of your compensation or terms and conditions of your employment. Your employment at Novelis is “at-will” and either you or Novelis may decide to terminate the employment relationship at any time and for any reason, except as provided by law. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.

20.2	In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about this in the Code of Conduct. By signing below, you acknowledge you have received a copy of the Novelis/Aditya Birla Group Code of Conduct. You are also required to complete the Novelis Inc. Employee Information Agreement. Please return the enclosed Novelis Inc. Employee Information Agreement with your signed copy of this offer letter.
I trust the above is acceptable to you. If you have any questions about the offer, please feel free to contact me.
If you agree with the above, please sign and return a copy of this letter to me by April 13, 2009.

On behalf of Novelis, I look forward to welcoming you to our team.
Sincerely,
/s/ Debu Bhattacharya
Debu Bhattacharya
Vice Chairman

Accepted:	/s/ Philip R. Martens

(name & signature)

Date: